U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   SIMPSON, BARCLAY
   4637 Chabot Drive, Suite 200
   Pleasanton, CA  94588
   USA

2. Issuer Name and Ticker or Trading Symbol
   SIMPSON MANUFACTURING CO. INC. - (SMCO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   OCTOBER, 1996

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director                    (X) 10% Owner
   (X) Officer (give title below)  ( ) Other (specify below)

   CHAIRMAN OF THE BOARD

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |          1,395    |   I  | By Trust                  |
                           |      |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/18/|  G | |         20,000   | D |    $20.13 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/18/|  G | |         10,000   | D |    $20.13 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |         16,500   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |         16,500   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |         16,500   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |          6,600   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |          6,600   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |          6,600   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |          6,600   | D |    $21.25 |                   |      |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |        254,100   | D |    $21.25 |       6,179,055   |   I  | By General Partnership    |
                           |   96 |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|  J | |        254,100   | A |    $21.25 |         254,100   |   D  |                           |
                           |   96 |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
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| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
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| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
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| Options on          |        |     |    | |           |   |     |     |            |       |       |            |   |            |
| Common Stock        |        |     |    | |           |   |     |     |            |       |       |       125  | D |            |
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|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
|                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
J Transaction was a distribution of Common Stock to the partners of Simpson Investment Company ("SIC") including
      254,100 shares now held directly by Barclay Simpson, Managing General Partner of SIC.

SIGNATURE OF REPORTING PERSON

BY:  Barclay Simpson


/s/  Barclay Simpson
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DATE

November 6, 1996
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